Exhibit 6.3
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               MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

     This Mutual Confidentiality and Non-Disclosure Agreement (the "Agreement") is entered in to as of 19th day of June, 2003 by and between ULTIMATTE CORPORATION, a California corporation ("Ultimatte") and SBS INTERACTIVE, CO., a Florida corporation, a successor by way of purchase of High Plateau Holdings, Inc., an Ontario corporation, ("SBS").

                                    RECITALS
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     A. The parties hereto are also parties to that certain Amended And Restated
Design And Development Agreement of even date related to the development of the "Keyer unit" (as defined therein). Pursuant to that agreement, the parties have undertaken certain obligations to keep confidential information relating to the Keyer Unit.

     B. The parties hereto anticipate and expect to discuss and exchange information relating to future products, technology and other matters that may be in their mutual benefit.

     C. The parties may, in conjunction with the aforesaid, disclose to each other proprietary and/or confidential information including but not limited to information relating to imaging techniques, algorithms, processes, products, business plans, practices and strategies, discoveries, ideas, concepts, inventions, know-how, techniques, designs, specifications, blueprints, diagrams, models, prototype, flow charts, data, computer programs, and other technical, financial or commercial information whether in written, oral or other tangible or intangible forms (collectively, the "other Confidential Information").

     D. The parties intend by this Agreement to set forth their agreement to safeguard the other party's other confidential information and not to disclose or use it for any purpose not permitted by the other party.

                              TERMS AND CONDITIONS
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     NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged and the covenants contained herein and intending to be legally bound hereby, it is hereby agreed by the parties hereto as follows:

     1. Duty to Keep Confidential. Each party receiving other confidential information ("Receiving Party") belonging to or received from the other party (the "Disclosing Party") shall safeguard the Disclosing Party's Other Confidential Information and shall not disclose it (or any concepts, inventions or other information derived there from) to third parties (unless required by any judicial or governmental request, requirement or order) or to use it (or any




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concepts, inventions or other information derived there from) for any purposes other than evaluation without the express prior written consent of the Disclosing Party set forth in a separate written consent.

     2. Identification. The disclosing Party shall identify the written Other Confidential Information or any other Confidential Information disclosed in tangible media by marketing it "Confidential" or "Proprietary" or "Secret" or words of similar import. Other Confidential Information disclosed orally shall be thereafter summarized by the Disclosing party and the summary provided to the Receiving Party clearly identifying that such information is other party that was not known by such party or commonly known in the public domain shall be presumed to be other confidential for purposes of this Agreement.

     3. Restriction on Access. The Receiving Party shall to use all reasonable care, but in no event less than the same degree of care that it uses to protect its own confidential information of similar importance, to prevent the unauthorized use, disclosure, publication or dissemination of the other Party's Other Confidential Information (and any concepts, inventions or other information derived there from). Each party shall restrict access to the other party's other confidential information (and any concepts, invention or other information derived there from) to only those of its employees, representatives or advisors to whom such access is reasonably necessary or appropriate for carrying out the permitted use of such other confidential information. Each party shall to obtain Non-Disclosure Agreements containing appropriate restrictions on the persons signing the same prior to disclosing other confidential information (or any concepts, inventions or other information derived there from) to such persons.

     4. Return of Other Confidential Information. Other Confidential Information (and all concepts, inventions and other information derived there from) shall be deemed, as between the parties hereto, to be the property of the Disclosing party and the Receiving Party will, upon receipt of a written request from the Disclosing Party, return to the Disclosing Party all such other Confidential Information (and any concepts, inventions or other information derived there from) that is maintained in tangible form and destroy all such information maintained in electronic or other intangible media together with all copies or extracts thereof.

     5. No Warranty. Each of parties mutually acknowledge that the Disclosing Party makes no representation or Warranty as to the reliability, accuracy or completeness of Confidentiality Information and that any representation or warranty that may be requested or given shall be set forth in a separate writing signed by the party making that representation or warranty.

     6. Injunctive Relief. The parties acknowledge that the breach of threatened breach of this Agreement may result in irreparable injury to the Disclosing Party and that, in addition to its other remedies, the Disclosing Party shall be entitled to injunctive relief to restrain any threatened or continued breach of this Agreement. The parties hereby waive any requirement for the posting of a



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bond or other security in connection with the granting to the Disclosing Party of such injunctive relief.

     7. Miscellaneous. No failure or delay if either party in exercising its rights herein shall be deemed to be a waiver of such rights unless expressly made in writing by the party waiving its rights. This Agreement contains the entire understanding between the parties with respect to the other Confidential Information (and all concepts, inventions or other information derived there from) and this Agreement may not be terminated, modified, amended or waived orally but only through a writing signed by an authorized representative of the party against whom it is sought to be enforced. There are no representations or warrants except as expressly stated herein. This Agreement may be delivered by facsimile and in any number of originality signed counterparts, each of which shall constitute an original, but all of which, when taken together, shall be considered one document.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written by persons duly authorized.

ULTIMATTE CORPORATION                     SBS INTERACTIVE, CO.


By: /s/ Lynne Sauve                       By: /s/ Todd Gotlieb
    ---------------------------               -------------------------------
NAME: Lynne Sauve                             Todd Gotlieb
TITLE: President                              President


















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